PROSPECTUS                 Pricing Supplement No. 2534
Dated January 10, 1995     Dated September 20, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-55209
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  September 20, 1995

Settlement Date (Original Issue Date):  September 25, 1995

Maturity Date:  September 27, 2010

Principal Amount (in Specified Currency): US$25,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$25,000,000

Interest Rate Per Annum:  7.15%

Interest Payment Date(s):

  __   March 15 and September 15 of each year
  X Other: Monthly on the 27th of each month, commencing October 27, 1995 (with respect to the period from and including September 25, 1995 to but excluding October 27,
       1995) (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date being referred to as an "Interest Payment Period")

Form of Notes:

  X  DTC registered
  __ non-DTC registered




CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
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                       (Fixed Rate Notes)
                                               Page 2
                       Pricing Supplement No. 2534
                       Dated September 20, 1995
                       Rule 424(b)(3)-Registration Statement
                           No. 33-55209



Repayment, Redemption and Acceleration:

Initial Redemption Date: September 27, 1996, and thereafter on any Interest Payment Date (See "Additional Terms--Redemption" below)
Initial Redemption Percentage:100%
Optional Repayment Date:  Not applicable ("N/A")
Annual Redemption Percentage Reduction:N/A
Modified Payment Upon Acceleration:N/A

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                       (Fixed Rate Notes)
                                               Page 3
                       Pricing Supplement No. 2534
                       Dated September 20, 1995
                       Rule 424(b)(3)-Registration Statement
                           No. 33-55209



Additional Terms:

  Interest.

  Accrued interest on the Notes for the Interest Payment Period commencing on September 25, 1995 (the "Initial Interest Payment Period") shall be calculated as described in the Prospectus Supplement under the caption "Interest and Interest Rates-Fixed Rate Notes." Accrued interest on the Notes for each subsequent Interest Payment Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date (other than the Interest Payment Date relating to the Initial Interest Payment Period) will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole or in part on September 27, 1996 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

Plan of Distribution:

  The Notes are being purchased by Lehman Brothers Inc., (the
  "Underwriter"), as principal, at 100% of the aggregate principal amount.

  The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.